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Exhibit 10.49

HOME DEPOT OF CANADA INC.
NON-COMPETITION AGREEMENT

        This Non-Competition Agreement (the "Agreement") is entered into as of the 10th day of May 2006, by and between Home Depot of Canada Inc., a Canadian corporation (the "Company") and ANNETTE M. VERSCHUREN ("Executive").

W I T N E S S E T H:

        WHEREAS, the Company desires to provide deferred shares and enhanced severance terms (individually and collectively referred to as "enhancements") to Executive set forth herein; and

        WHEREAS, in consideration for such enhancements, Executive agrees to be bound by the terms and conditions as set forth in this Agreement; and

        WHEREAS the Executive continues to be employed by the Company in Canada, has previously worked for Home Depot U.S.A., Inc. in the United States of America, and has comprehensive knowledge of Home Depot's operations throughout North America;

        WHEREAS, to further the interests of the Company and Executive, the parties hereto have set forth the terms of such benefits and conditions in writing in the Agreement;

        NOW, THEREFORE, for and in consideration of the enhancements and mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Salary Continuation Payments.

          (a)   In the event Executive's employment with the Company is terminated involuntarily and without cause, Executive will receive as her full entitlement under contract, statute and common law, twenty-four (24) months of base salary to be paid by installment via salary continuation and, group health, dental and life insurance benefit continuation for twenty-four (24) months (said salary continuation and benefits hereinafter referred to as "payments"). Short and long term disability benefits will only extend during the statutory notice period. Payments shall commence effective the first day Executive receives notice of termination and said payments will be subject to applicable taxes and withholdings in accordance with the Company's normal payroll practices. The end of the salary continuation period will be Executive's last day of employment ("Termination Date"). During the period of salary continuation, outstanding options will continue to vest and restrictions on outstanding restricted and deferred shares will continue to lapse in accordance with the terms the applicable plans related to such options and shares. Executive will have ninety (90) days from the Termination Date to exercise any options that are vested as of the Termination Date. Upon receiving notice of termination, Executive agrees to execute a general release in a form acceptable to the Company's legal counsel.

          (b)   Executive will not be entitled to receive these payments, and will forfeit all unvested restricted stock, deferred shares, stock options and other equity awards and Long Term Incentive Program benefits (individually and collectively referred to as "Award Benefits"), in the event Executive voluntarily resigns from the Company but all other provisions of this Agreement shall remain in effect. In the event of voluntary resignation, the effective date of the resignation shall be deemed the Termination Date for purposes of this Agreement. Executive agrees to provide one month advance written notice of resignation. Upon receipt of such notice, the Company will have the sole discretion to waive same and Executive's resignation will be deemed to be effective the date of such waiver with no further obligation owing to Executive by the Company, except as may be required by statute. Executive will be entitled to receive the payments set forth in Paragraph 1(a) if Executive resigns for "good reason." "Good reason" means a decrease in Executive's base salary without Executive's consent.

          (c)   Unless otherwise required by statute, Executive will not be entitled to receive these payments, and will forfeit all unvested Award Benefits, in the event Executive is unable to continue employment due to a death or disability; however, in such an event, Executive may be eligible for disability or death benefits under the Company employee benefit plans or programs in which Executive then participates, pursuant to the terms and conditions of such plans and programs. In the event of a conflict between this paragraph 1(c) and the terms of plans under which the Award Benefits are granted, the terms of the applicable plan shall govern.

          (d)   Executive will not be entitled to receive these payments, or any other type of payment or benefit, and will forfeit all unvested Award Benefits, if Executive is terminated "for cause." For purposes of this Agreement the date the Executive is terminated for cause will be deemed the "Termination Date." All other provisions of this Agreement shall remain in effect. For purposes of this Agreement, "for cause" shall mean:

      (i)
      A Criminal Conviction, or a finding of guilt by a Canadian securities agency, involving theft, moral turpitude or dishonesty;

      (ii)
      Conduct that constitutes willful neglect or willful misconduct with respect to Executive's employment duties which results in material economic harm to the Company or its affiliates; or

      (iii)
      Willful conduct or neglect that constitutes a material violation of the Company's mutual attraction policy, substance abuse policy, Code of Conduct, or compliance policies (each as shall be in place from time to time). For purposes of determining whether conduct constitutes willful conduct or willful neglect, no act or omission on Executive's part shall be considered "willful" unless it is done in bad faith and without reasonable belief that Executive's action or inaction was in the best interests of the Company and its affiliates.

  To the extent that any Company plan or program has a different definition of "for cause," such definition shall control for purposes of benefits or entitlements under such plan or program.

        2.    Non-Competition and Non-Solicitation.

          (a)   The Executive agrees that Executive will not, for a period of twenty-four (24) months subsequent to the earlier of either (i) the beginning of the salary continuation period referenced in Paragraph 1(a), or (ii) the Executive's Termination Date, enter into or maintain an employment, contractual, or other relationship, either directly or indirectly, to provide executive, managerial, or operations services in the same or similar manner as Executive did for the Company or for Home Depot U.S.A., Inc. ("Home Depot") to any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities, in the United States, Canada, Puerto Rico, Mexico, China or any other location in which the Company currently conducts business or may conduct business prior to the end of the above-referenced twenty-four month period, without the prior written consent of the Executive Vice President, Human Resources of the Company. Businesses that compete with the Company and/or Home Depot specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, franchisees, or successors in interest: Lowe's Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Sears Holding Corp. (including, but not limited to, Orchard Supply and Hardware Company); Wal-Mart; Rona Inc.; Castorama/B&Q; Kent; Canadian Tire; Ace Hardware; True Value Company; and Menard, Inc.

          (b)   In the event the Executive wishes to enter into any relationship or employment prior to the end of the period referenced in Paragraph 2(a) which would be covered by the above non-compete provision, Executive agrees to request written permission from the Executive Vice President, Human Resources of Home Depot prior to entering any such relationship or employment. The Company may approve or not approve of the relationship or employment at its absolute discretion.

          (c)   The Executive agrees that for a period of thirty-six (36) months subsequent to the earlier of either (i) the beginning of the salary continuation period referenced in Paragraph 1(a), or (ii) the Executive's Termination Date, she will not directly or indirectly solicit any person who is an employee of the Company (or Home Depot) to terminate his or her relationship with the Company (or with Home Depot) without prior written approval from the Executive Vice President, Human Resources of Home Depot.

          (d)   In the event the Executive breaches the terms of Paragraphs 2 (a), 2(c) or 3 of this Agreement, the Company shall, from the date of such breach, cease payments and benefit continuation under paragraph 1(a) and will no longer be liable for any salary continuation payments or benefits (including restricted stock, deferred shares and stock option vesting) which would otherwise have been payable or due under this Agreement and the Executive shall forfeit all unvested Award Benefits. Without limiting the Company's right to its damages in full or to any other remedy to which it may be entitled, the Executive hereby irrevocably directs the Company to retain any and all of such salary continuation payments and benefits on account of damages for such breach.

        3.    Confidential Information and Trade Secrets.

          (a)   The Executive acknowledges that through her employment with the Company and with Home Depot U.S.A., Inc. (referred to collectively as the "Company" for purposes of this Paragraph 3) she has acquired and had access to the Company's Confidential Information. Executive further acknowledges that she has not published, disclosed or used any of the Company's Confidential Information except in accordance with her duties for the Company. The Executive agrees that, for a period of three years after the Termination Date, she will hold in confidence all Confidential Information of the Company and will not disclose, publish or make use of such Confidential Information, unless compelled by law and then only after Notice to the Executive Vice President, Human Resources of the Company. Executive further agrees to return all documents, disks, or any other item or source containing Confidential Information, or any other Company property, to the Company on or before the Termination Date. If the Executive has any question regarding what data or information would be considered by the Company to be Confidential Information, the Executive agrees to contact the Executive Vice President, Human Resources for written clarification. "Confidential Information" shall include any data or information, other than trade secrets, that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in the Executive's memory, or has been compiled or created by the Executive. This includes, but is not limited to: technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, operations, strategic planning, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.

          (b)   The Executive also acknowledges that through her employment with the Company she has acquired and had access to the Company's Trade Secrets. The Executive further acknowledges that the Company has made reasonable efforts under the circumstances to maintain the secrecy of its Trade Secrets. Executive agrees to hold in confidence all Trade Secrets of the Company that came into her knowledge during employment by the Company and shall not disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret. "Trade Secret" means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, strategic plans, product plans, or list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        4.    Miscellaneous.

          (a)   Severability.    If any term, provision, covenant or restriction contained in the Agreement is held by a court or a regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

          (b)   Controlling Law.    Executive and the Company agree that, in light of the Executive having been employed in two different jurisdictions, for purposes of certainty, that the law of Ontario shall govern except with respect to breaches by the Executive of paragraphs 2 or 3 of this Agreement that occur outside of Canada. In the event of a breach by the Executive of paragraphs 2 or 3 of this Agreement that occurs outside of Canada, it is the parties desire that this Agreement shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof. Executive and the Company hereby irrevocably submit to the exclusive jurisdiction of the courts of Delaware. Executive and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to accept service of legal process in Delaware. Despite the foregoing, Executive acknowledges that the Company may suffer loss and damage which cannot be adequately determined or compensated by monetary compensation as a result of any breach by Executive of any provision of this Agreement and, accordingly, Executive agrees that any breach or threatened or anticipated breach of Section 2 or Section 3 of this Agreement outside of Canada may still be the proper subject of an injunction in a Canadian court and if such injunctive relief is sought by the Company, Executive shall consent to the jurisdiction of the Canadian courts. Furthermore, Executive agrees that the Company may seek enforcement in a Canadian court of any United States judgement obtained pursuant to this Agreement and Executive agrees not to raise any objection to the Company seeking enforcement of said judgement in a Canadian court

          (c)   Construction.    The Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof. This Agreement supplements the Offer Letter to Executive dated February 15, 1996 ("Offer Letter") and the Memorandum to Executive dated April 7, 2003 ("Memorandum"). To the extent there is any inconsistency between the terms of this Agreement and the terms of the Offer Letter or Memorandum, the terms of this Agreement shall control. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein. Any modifications to this Agreement must be in writing and signed by the Executive and an authorized executive of the Company.

          (d)   Canadian Statutory Rights.    Solely as it relates to Executive's employment in Canada, this Agreement is intended to be in compliance with the requirements of Ontario Employment Standards Act, 2000. Should the employment standards legislation in Ontario provide a greater entitlement than outlined in this Agreement, then such greater entitlement shall prevail over the above and will be applied under this Agreement and will constitute Executive's full entitlement under contract and common law.

          (e)   Headings.    Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of day and year first set forth above.

HOME DEPOT OF CANADA INC.
/s/ Robert L. Nardelli
By:	Robert L. Nardelli President and CEO
EXECUTIVE:
/s/ Annette M. Verschuren
By:	Annette M. Verschuren

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  Exhibit 10.49
HOME DEPOT OF CANADA INC. NON-COMPETITION AGREEMENT